UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2004

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Westridge Drive Watsonville, California	95076
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(831) 728-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As of October 14, 2004, in connection with our entry into the new credit agreement described in Item 2.03 hereof, we terminated our existing $175 million credit facility. The lending commitments under the prior credit facility were evidenced by the Credit Agreement, dated as of January 14, 2003, by and among West Marine Products, Inc., the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and would have expired on January 14, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 14, 2004, West Marine Products, Inc. (“West Marine Products”), a subsidiary of West Marine, Inc., entered into a new credit agreement with a group of lenders pursuant to which such lenders agreed to provide West Marine Products with up to $190 million in borrowing capacity, subject to certain reductions and, at West Marine Products’ option, to increases in borrowing capacity in amounts not to exceed $50 million for the period from October 14, 2004 through June 15, 2005, $100 million for the period from June 16, 2005 through June 15, 2006, $125 million for the period from June 16, 2006 through June 15, 2007, and $150 million for the period from June 16, 2007 through June 15, 2009.

The credit facility is guaranteed by West Marine, Inc. and its subsidiaries and secured by a security interest in substantially all of the assets of West Marine, Inc. and its subsidiaries. The lending commitments under the credit agreement are scheduled to terminate on October 14, 2009. Upon the credit facility’s termination, West Marine Products must repay all outstanding loans under the credit facility.

The credit facility is available to refinance certain indebtedness of West Marine, Inc. and its subsidiaries, including West Marine Products, to finance certain acquisitions and to provide for the working capital and general corporate purpose needs of West Marine, Inc. and its subsidiaries. The $115 million outstanding loan principal under the terminated $175 million credit facility has been transferred to this new credit facility.

At West Marine Products’ election, loans under the credit facility will bear interest at one of the following options: (1) the alternative base rate which is the greater of (a) the effective prime rate announced by Wells Fargo Bank, National Association, or (b) the effective federal funds rate, plus 0.5%, or (2) the interest rate per annum at which deposits in U.S. dollars are offered by reference lenders to prime banks in designated markets located outside the U.S. In each case, the applicable interest rate is increased by a margin imposed by the credit agreement. The applicable margin for any date will depend upon West Marine, Inc.’s consolidated leverage ratio. The credit agreement also imposes a commitment fee on the unused portion of the revolving credit facility available based on West Marine, Inc.’s consolidated leverage ratio.

The credit agreement contains customary covenants, including but not limited to, restrictions on the ability of West Marine, Inc. and its subsidiaries to incur liens, make acquisitions, investments and capital expenditures, pay dividends, sell or transfer assets and stock, and enter into interest rate protection agreements. Additionally, West Marine, Inc. may not permit its consolidated ratio of current assets to current liabilities to be less than 1.4 to 1.0, its consolidated leverage ratio to exceed 3.75 to 1.0, its consolidated fixed charge coverage ratio to be less than 1.5 to 1.0 or its consolidated tangible net worth to be less than 85% of adjusted consolidated tangible net worth as of the end of the first fiscal quarter of the 2004 fiscal year.

Upon the occurrence of certain events of default, West Marine Products’ obligations under the credit facility may be accelerated and the lending commitments under the credit facility terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, material payment defaults (other than under the credit facility), voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, change of control of West Marine Products or West Marine, Inc. and other customary defaults.

The description set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the credit agreement filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits:

	10.1	Credit Agreement, dated October 14, 2004, by and among West Marine Products, Inc., the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Arranger, Union Bank Of California, N.A., as Syndication Agent and Bank Of America, N.A., as Documentation Agent.

	10.2	Security Agreement, dated as of October 14, 2004, among West Marine Products, Inc., other Persons from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

	10.3	Security Agreement (Intellectual Property), dated as of October 14, 2004, among West Marine Products, Inc., other Persons from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

	10.4	General Security Agreement, dated as of October 14, 2004, between West Marine Canada Corp. and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: October 19, 2004	By:	/s/ Eric Nelson
Eric Nelson
Senior Vice President and
Chief Financial Officer